Exhibit 10.1

U.S. BANCORP

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is made as of <Grant Date> (the “Grant Date”) by and between U.S. Bancorp (the “Company”) and <Participant Name> (the “Participant”). This Agreement (the “Agreement”) sets forth the terms and conditions of a restricted stock unit award representing the right to receive <Number of Awards Granted> shares of common stock of the Company, par value $0.01 per share (the “Common Stock”). The grant of this restricted stock unit award is made pursuant to the Company’s 2015 Stock Incentive Plan, which was approved by shareholders on April 21, 2015 (the “Plan”) and is subject to its terms. Capitalized terms that are not defined in the Agreement shall have the meaning ascribed to such terms in the Plan.

The Company and Participant agree as follows:

1.	Award

Subject to the terms and conditions of the Plan and the Agreement, the Company grants to Participant an RSU Award entitling the Participant to <Number of Awards Granted> restricted stock units (the “Units”). Each Unit represents the right to receive one share of Common Stock, subject to the vesting requirements and distribution provisions of the Agreement and the terms of the Plan. The shares of Common Stock distributable to Participant with respect to the Units granted hereunder are referred to as the “Shares.”

2.	Vesting; Forfeiture

(a) Time-Based Vesting Conditions. Subject to the terms and conditions of the Agreement, the Units shall vest in installments on the date or dates set forth in the Vesting Schedule (“Vesting Schedule”) detailed at the end of this Agreement in the Appendix: Vesting Schedule (each such date, a “Scheduled Vesting Date”) and will be settled and Shares delivered in accordance with Section 3(a), if: (i) Participant remains continuously employed by the Company or an Affiliate of the Company until the applicable Scheduled Vesting Date; and (ii) Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant. Except as otherwise provided in the Agreement, if Participant ceases to be an employee of the Company or any Affiliate prior to an applicable Scheduled Vesting Date, all Units that have not become vested previously in accordance with the Vesting Schedule shall be immediately and irrevocably forfeited.

(b) Continued Vesting Upon Separation From Service Due to Retirement or Disability. Notwithstanding Section 2(a), if Participant has a Separation From Service (as defined in Section 10) with the Company or any Affiliate by reason of Disability (as defined in Section 10) or Retirement (as defined in Section 10), the Units shall not be forfeited. Rather the Units shall continue to vest on the Scheduled Vesting Dates subject to the terms of the Agreement, including Section 2(f) hereof, as though such Separation From Service had never occurred, and will be settled and Shares delivered in accordance with Section 3(c) provided that Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant.

(c) Acceleration of Vesting upon Death. If Participant ceases to be an employee by reason of death, or if Participant dies after a Separation From Service with the Company or an Affiliate due to Disability or Retirement but prior to any Scheduled Vesting Date, and Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, then the Units will become vested as of the date of death and will be settled and Shares delivered in accordance with Section 3(d).

(d) Acceleration of Vesting Upon Qualifying Termination. Notwithstanding the vesting provisions contained in Sections 2(a) and 2(b) above, but subject to the other terms and conditions of the Agreement, if Participant has been continuously employed by the Company or any Affiliate until the date such Participant experiences a Qualifying Termination (as defined in Section 10) that occurs prior to a Scheduled Vesting Date, and provided that Participant has at all times since the Grant Date complied with the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, then, immediately upon such Qualifying Termination, the Units shall become vested and will be settled and Shares delivered in accordance with Section 3(b).

(e) Forfeiture on Termination of Employment for Cause and on Breach of Confidentiality Agreement. If Participant violates the terms of any confidentiality and non-solicitation agreement between the Company or an Affiliate and the Participant, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited. If Participant’s employment with the Company is terminated for Cause, all Units that have not been settled (and Shares delivered) previously shall be immediately and irrevocably forfeited. Upon forfeiture, Participant shall have no rights relating to the forfeited Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).

(f) Special Risk-Related Cancellation Provisions. Notwithstanding any other provision of the Agreement, if at any time subsequent to the Grant Date the Committee determines, in its sole discretion, that Participant has subjected the Company to significant financial, reputational, or other risk by (i) failing to comply with Company policies and procedures, including the Code of Ethics and Business Conduct, (ii) violating any law or regulation, (iii) engaging in negligence or willful misconduct, or (iv) engaging in activity resulting in a significant or material control deficiency under the Sarbanes-Oxley Act of 2002, then all or part of the Units granted under the Agreement that have not been settled (and Shares delivered) at the time of such determination may be cancelled. If any Units are cancelled pursuant to this provision, Participant will have no rights with respect to the Units (including, without limitation, any rights to receive a distribution of Shares with respect to the Units and the right to receive Dividend Equivalents).

3.	Distribution of Shares with Respect to Units

Subject to the terms of the Agreement including the restrictions in this Section 3, following the vesting of Units and following the payment of any applicable withholding taxes pursuant to Section 7 hereof, the Company shall cause to be issued and delivered to Participant (including through book entry) Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, as follows:

(a) Scheduled Vesting Date Distributions. As soon as administratively feasible following each Scheduled Vesting Date (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs), all Shares issuable pursuant to Units that become vested pursuant to Sections 2(a) (and with respect to which Shares have not been distributed previously) shall be distributed to Participant, or in the event of Participant’s death, to the representatives of Participant or to any Person to whom the Units have been transferred by will or the applicable laws of descent and distribution.

(b) Qualifying Termination Distributions. As soon as administratively feasible following a Separation From Service in connection with a Qualifying Termination (and in any case no later than 60 days following such Separation From Service except as otherwise provided in this Section 3(b)), all Shares issuable pursuant to Units that become vested as a result of such Qualifying Termination (and with respect to which Shares have not been distributed previously) shall be distributed to Participant. Notwithstanding the foregoing, any Shares issuable to a Specified Employee (as defined in Section 10) as a result of a Separation From Service in connection with a Qualifying Termination will not be delivered to such Specified Employee until the date that is six months and one day after the date of the Separation From Service.

(c) Distributions Following Retirement or Disability. If a Participant has a Separation From Service with the Company or its Affiliates due to Retirement or Disability (so long as such Separation From Service is not in connection with a Qualifying Termination), the distribution of Shares with respect to Units will not be accelerated, and Shares will be distributed as soon as administratively feasible following the applicable Scheduled Vesting Dates (but in no event later than December 31st of the year in which such Scheduled Vesting Date occurs).

(d) Distributions Following Death. As soon as administratively feasible following the death of a Participant (but in no event later than 90 days following such death) all Shares issuable pursuant to Units that become vested pursuant to Section 2(c) (and with respect to which Shares have not been distributed previously) shall be distributed to Participant.

In the event that the number of Shares distributable pursuant to this Section 3 is a number that is not a whole number, then the number of Shares distributed shall be rounded down to the nearest whole number.

4.	Rights as Shareholder; Dividend Equivalents

Prior to the distribution of Shares with respect to Units pursuant to Section 3 above, Participant shall not have ownership or rights of ownership of any Shares underlying the Units; provided, however, that Participant shall be entitled to receive cash Dividend Equivalents on outstanding Units (i.e. Units that have not been forfeited, cancelled or settled), whether vested or unvested, if cash dividends on the Common Stock are declared by the Board on or after the Grant Date. Such Dividend Equivalents will be in an amount of cash per Unit equal to the cash dividend paid with respect to a share of outstanding Common Stock. The Dividend Equivalents shall be treated as earnings on, and as a separate amount from, the Units for purposes of Section 409A of the Code and will be paid out as soon as administratively feasible following the Common Stock dividend payable date, but in no event later than 12/31 of the year in which the payable date is declared. Dividend Equivalents paid with respect to dividends declared before the delivery of the Shares underlying the Units will be treated as compensation income for tax purposes and will be subject to income and payroll tax withholding by the Company.

5.	Restriction on Transfer

Except for transfers by will or the applicable laws of descent and distribution, the Units cannot be sold, assigned, transferred, gifted, pledged, or in any manner encumbered, alienated, attached or disposed of, and any purported sale, assignment, transfer, gift, pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company. No such attempt to transfer the Units, whether voluntary or involuntary, by operation of law or otherwise (except by will or laws of descent and distribution), shall vest the purported transferee with any interest or right in or with respect to the Units or the Shares issuable with respect to the Units.

6.	Securities Law Compliance

The delivery of all or any of the Shares in accordance with this Award shall be effective only at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of the Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares. The Company may, in its sole discretion, delay the delivery of the Shares or place restrictive legends on such Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of the New York Stock Exchange or any other exchange upon which the Common Stock is traded.

7.	Income Tax Withholding

In order to comply with all applicable federal, state, local and foreign income and payroll tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant. Without limiting the foregoing, the Company may, but is not obligated to, permit or require the satisfaction of tax withholding obligations through net Share settlement at the time of delivery of Shares (i.e. the Company withholds a portion of the Shares otherwise to be delivered with a Fair Market Value, as such term is defined in the Plan, equal to the amount of such taxes, but only to the extent necessary to satisfy certain statutory withholding requirements to avoid adverse accounting treatment under ASC 718) or through an open market sale of Shares otherwise to be delivered, in each case pursuant to such rules and procedures as may be established by the Company.

8.	Miscellaneous

(a) The Agreement is issued pursuant to the Plan and is subject to its terms. The Plan is available for inspection during business hours at the principal office of the Company. In addition, the Plan may be viewed on the Fidelity Website at www.netbenefits.com (or the website of any other stock plan administrator selected by the Company in the future).

(b) The Agreement shall not confer on Participant any right with respect to continuance of employment with the Company or any Affiliate, nor will it interfere in any way with the right of the Company or any Affiliate to terminate such employment at any time.

(c) Participant acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares issued with respect to the Units hereunder may have tax consequences pursuant to the Code or under local, state or international tax laws. It is intended that the Award shall comply with Section 409A of the Code, and the provisions of the Agreement and the Plan shall be construed and administered accordingly. Any amendment or modification of the Award (to the extent permitted under the terms of the Plan), will be undertaken in a manner intended to comply with Section 409A, to the extent applicable. Notwithstanding the foregoing, there is no guaranty or assurance as to the tax treatment of the Award. Participant acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting, amendment, or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Award, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

9.	Venue

Any claim or action brought with respect to this Award shall be brought in a federal or state court located in Minneapolis, Minnesota.

10.	Definitions

For purposes of the Agreement, the following terms shall have the definitions as set forth below:

(a) “Change in Control” shall have the meaning ascribed to it in the Plan, but only if the event or circumstances constituting such change in control also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

(b) “Disability” means leaving active employment and qualifying for and receiving disability benefits under the Company’s long-term disability programs as in effect from time to time.

(c) “Qualifying Termination” means:

(A) Participant’s Separation From Service with the Company and its Affiliates as a result of the Company’s termination of Participant’s employment for any reason other than Cause within 12 months following a Change in Control, provided that such a termination will not be a Qualifying Termination if: i) the Company has notified the Participant in writing more than 30 days prior to the Announcement Date that Participant’s employment is not expected to continue for more than 12 months following the date of such notification, and Participant’s employment is in fact terminated within such 12 month period; or ii) Participant has announced in writing, prior to the date the Company provides a Notice of Termination to Participant, that Participant intends to terminate his or her employment;

(B) Participant’s Separation From Service with the Company and its Affiliates as a result of Disability within 12 months following a Change in Control; or

(C) Participant’s Separation From Service with the Company and its Affiliates (other than as a result of Participant’s termination of employment by the Company for Cause) within 12 months following a Change in Control, if, at the time of such Separation From Service, Participant is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

For purposes of this definition, the term Company shall be deemed to include any Person that has assumed this Award (or provided a substitute award to Participant) in connection with a Change in Control.

(d) “Retirement” means a Separation From Service with the Company and its affiliates (other than for Cause) by a Participant who is age 55 or older and has had 10 or more years of employment with the Company or its Affiliates following such Participant’s most recent date of hire by the Company or its Affiliates.

(e) “Separation From Service” means a Participant’s separation from service with the Company and its affiliates, as determined under Treasury Regulation section 1.409A-1(h)(1), provided, that the term “affiliate” shall mean a business entity which is affiliated in ownership with the Company and that is treated as a single employer under the rules of section 414(b) and (c) of the Code (applying the eighty percent common ownership standard).

(f) “Specified Employee” shall mean any Participant who is a specified employee for purposes of section 1.409A-1(i) of the U.S. Treasury Regulations, determined in accordance with the rules set forth in the separate document entitled “U.S. Bank Specified Employee Determination.”

Appendix

Vesting Schedule

<Vesting Schedule>